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EXHIBIT 21.  LIST OF SUBSIDIARIES

ASTeX CPI, Inc.
ETO, Inc.
Newton Engineering Service, Inc.
Applied Science and Technology, GmbH
ASTeX/Gerling Laboratories, Inc.
ASTeX Sorbios GmbH